EXHIBIT 99.1

News Release

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	William J. Spina
Chief Financial Officer	781.378.2000
Nano-Proprietary, Inc.	wjs_ptnrs@msn.com
248.391.0612
dbaker@appliednanotech.net

NANO-PROPRIETARY, INC. ENGAGES CITI AS FINANCIAL ADVISOR

Austin, Texas - April 17, 2007 - Nano-Proprietary, Inc. (OTC BB: NNPP) today announced that it has retained Citi’s investment banking division as its exclusive advisor to review various financial and strategic alternatives to maximize the value of the Company for its shareholders.

Tom Bijou, CEO of Nano-Proprietary, said, “We have significant basic Intellectual Property that could allow a manufacturer to have a significant competitive control of huge markets. Although we are happy with our current strategy as an IP licensing firm, I believe we have an obligation to our shareholders to determine if this course represents the best short and/or long term value to them.

The company also stated that it does not expect to make further announcements regarding the review until its completion and if or when its Board of Directors has approved a specific transaction or course of action and cautioned that there is no assurance that this review will result in any particular transaction.

ABOUT NANO-PROPRIETARY, INC.
Nano-Proprietary, Inc. is a holding company consisting of two wholly owned subsidiaries. Applied Nanotech Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the field of electron emission applications from carbon film/nanotubes, sensors, functionalized nanomaterials, and nanoelectronics. Electronic Billboard Technology, Inc. has investments related to electronic digitized sign technology. The Companies have over 200 patents or patent applications pending. Nano-Proprietary’s business model is to license its technology to partners that will manufacture and distribute products using the technology. Nano-Proprietary’s website is www.nano-proprietary.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in Nano-Proprietary’s annual report on Form 10-K for the fiscal year ended December 31, 2006, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from Nano-Proprietary’s website www.nano-proprietary.com. Nano-Proprietary hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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